News Announcement	For Immediate Release

DIGITAL CINEMA DESTINATIONS CORP. (DIGIPLEX) DECLARES
EXERCISE OF OVERALLOTMENT OPTION BY UNDERWRITERS

WESTFIELD, New Jersey (May 7, 2012) - Digital Cinema Destinations Corp.  (NASDAQ:DCIN), a fast-growing motion picture exhibitor dedicated to transforming movie theatres into digital entertainment centers, announced today that on May 4, 2012 the joint book running managers and co-lead underwriters of its previously completed initial public offering of common stock, Maxim Group LLC and Dominick & Dominick LLC, have exercised the overallotment option and purchased an additional 323,900 shares of Class A common stock at the public offering price of $6.10 per share, less underwriting discounts and commissions.  Proceeds from the exercise of the overallotment option were approximately $1.8 million, after deducting underwriting discounts and commissions.

About Digital Cinema Destinations Corporation (www.digiplexdest.com)

Digital Cinema Destinations Corp. (NasdaqCM: DCIN) is dedicated to transforming its movie theaters into interactive entertainment centers. The Company provides consumers with uniquely satisfying experiences, combining state-of-the-art digital technology with engaging, dynamic content that far transcends traditional cinematic fare. The Company's customers enjoy live sports events, concerts, conferences, operas, videogames, auctions, fashion shows and, on an ongoing basis, the very best major motion pictures. Digiplex operates eight cinemas and 73 screens in PA, NJ and CT.

Disclosure Regarding Forward-Looking Statements

This press release and other written or oral statements made by or on behalf of Digital Cinemas Destination Corp. may contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Risk factors are disclosed in our Form S-1 under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:
Bud Mayo, Chairman/CEO	Robert Rinderman or Jennifer Neuman
Digital Cinema Destinations Corp.	J C I R – Investor Relations
908/396-1362 or bmayo@digiplexdest.com	212/835-8500 or DCIN@jcir.com

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